Exhibit 99.1

BIODEL REPORTS FIRST QUARTER FISCAL YEAR 2016 FINANCIAL RESULTS

DANBURY, Conn., February 16, 2016 (GLOBE NEWSWIRE) - Biodel Inc. (NASDAQ: BIOD) today reported financial results for the first fiscal quarter ended December 31, 2015.

Corporate updates since last fiscal quarter:

●

In October 2015, the company committed to a restructuring plan designed to reduce infrastructure costs and improve efficiency of research and quality-related activities. The company estimated that it will incur one-time cash severance payments of approximately $0.3 million in connection with the October 2015 restructuring and reduce its cash burn by approximately $2 million annually.

●	In December 2015, the company announced a plan to explore strategic alternatives to further realize value from its pipeline assets and to preserve the company’s cash balance.
●

In January 2016, the company committed to an additional restructuring plan designed to further reduce operating costs while it evaluates its strategic alternatives. The company estimated that it will incur one-time cash severance payments of approximately $1.3 million in connection with the January 2016 restructuring and will reduce its average operating cash burn to approximately $1.1 million per quarter.

●

The company has retained Ladenburg Thalmann & Co. to assist with the review of strategic alternatives. Also, the company announced in January 2016 that its board of directors appointed Gary G. Gemignani as interim chief executive officer, with primary responsibility of managing the strategic alternatives process.

“As recently announced, we have significantly reduced our operating cash burn and are focused on exploring strategic alternatives that can provide substantial value to our shareholders,” said Gary Gemignani, Biodel’s interim CEO. “While we cannot predict the timing of when the process may conclude, we plan to execute expeditiously and look forward to providing an update as we move forward.”

First Quarter Financial Results

Biodel reported a net loss of $3.2 million, or $0.05 per share for the quarter ended December 31, 2015. These results compare to a net loss of $4.7 million, or $0.20 per share, for the quarter ended December 31, 2014.

Biodel did not recognize any revenue during the quarter ended December 31, 2015 or 2014.

At December 31, 2015, Biodel had cash and cash equivalents of $37.0 million and 64.1 million shares of common stock outstanding.

Biodel Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2015	2015
		(unaudited)
ASSETS
Current:
Cash and cash equivalents	$40,845	$36,932
Restricted cash	—	21
Prepaid and other assets	262	674

Total current assets	41,107	37,627
Property and equipment, net	280	251
Intellectual property, net	37	36

Total assets	$41,424	$37,914

LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
Accounts payable	$421	$335
Accrued expenses:
Clinical trial expenses	1	136
Payroll and related	863	282
Accounting and legal fees	289	324
Other	234	335
Income taxes payable	—	8

Total current liabilities	1,808	1,420

Common stock warrant liability	5	3
Other long term liabilities	54	38

Total liabilities	1,867	1,461
Commitments
Stockholders' equity:
Convertible preferred stock, $.01 par value; 50,000,000 shares
authorized; 1,909,410 and 0 issued and outstanding	19	—
Common stock, $.01 par value; 200,000,000 shares authorized;
62,151,202 and 64,148,271 issued and outstanding	622	641
Additional paid-in capital	287,212	287,323
Accumulated deficit	(248,296)	(251,511)

Total stockholders' equity	39,557	36,453

Total liabilities and stockholders' equity	$41,424	$37,914

Biodel Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	December 31,
	2014	2015
Revenue	$—	$—

Operating expenses:
Research and development	3,407	1,594
General and administrative	1,833	1,632

Total operating expenses	5,240	3,226
Other (income):
Interest and other income	(9)	(17)
Adjustment to fair value of common stock warrant
liability	(546)	(2)

Loss before tax provision	(4,685)	(3,207)
Tax provision	2	8

Net loss	(4,687)	(3,215)

Net loss per share — basic and diluted	$(0.20)	$(0.05)

Weighted average shares outstanding — basic and
diluted	23,435,844	63,583,137

About Biodel Inc.

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. Biodel's product candidates are developed by applying proprietary technologies to existing drugs in order to improve their therapeutic profiles. More information about Biodel is available at www.biodel.com.

Safe-Harbor Statement

This press release contains forward-looking statements. All statements that address operating performance, or other events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in "Item 1A. Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

BIOD-G

CONTACT:
Clayton Robertson
The Trout Group
+1 (646) 378 2964

Source: Biodel, Inc.